UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 29, 2012

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Sionix Corporation
(Exact name of registrant as specified in its charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

914 Westwood Blvd., Box 801 Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

(704) 971-8400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Sionix Corporation (the “Company”) from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management.  When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward looking statements.  Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations and any businesses that may be acquired by the Company.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Company believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1.01.                      Entry into a Material Definitive Agreement

Convertible Note and Warrant Financing

On September 29, 2012 the Company entered into a securities purchase agreement dated September 25, 2012 with several accredited investors (“Holders”) for the purchase and sale of $1,025,000 of its convertible notes (“Notes”) and warrants.  Convertible Capital, a division of Trump Securities, LLC ("Convertible Capital") acted as placement agent for the financing.  The Notes bear interest at the rate of 10% per annum beginning as of September 25, 2012, and mature on June 25, 2013.  On the closing date, the Company paid and the Holders received nine months of pre-paid interest on the original principal amount of the Notes (based on the agreed nine-month term of the Notes).

The Notes are convertible at any time at the option of the Holders into the Company’s common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04, and may not be lower than $0.02 per share.  The Notes may be redeemed by the Company at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount of the Notes.  In addition the Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

The Company also agreed to issue warrants (“Warrants”) to the Holders for the purchase of up to 23,125,000 shares of Company common stock, pro rata in proportion to the amount invested, which can be exercised for a period of five years from the closing date, with a fixed exercise price of $0.08 per share.

The Company has agreed to register the common stock into which the Notes may be converted, any shares of common stock that may be issued as payment of principal or interest, and the common stock underlying the Warrants, as well as any shares of common stock that may be issued as a result of any stock split, dividend or other distribution. The Company has agreed to file an initial registration statement within 30 days of the date of the registration rights agreement.  If the Company fails to file a registration statement within this 30 day period, or to have it declared effective within 90 days after the date of the registration rights agreement, or to maintain its effectiveness (in addition to other events described in the full text of the registration rights agreement), the Company will be obligated to pay the investors liquidated damages equal to 2% of the principal amount of the Notes per month until the event is cured, for up to one year, and 1% per month thereafter if the event continues uncured.

At the closing of the sale and issuance of the Notes, the Company paid a cash placement fee to Convertible Capital amounting to 8.54% of the gross proceeds of the offering.

The Company agreed not to use the proceeds of the financing for redemption of common stock, settlement of litigation, or investments in certain other securities, and the proceeds will generally be applied toward working capital and operating expenses of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2012

SIONIX CORPORATION

By:	/s/ David R. Wells
David R. Wells
President and Chief Financial Officer